Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock, $0.0001 par value per share, of Comera Life Sciences Holdings, Inc., a Delaware corporation, dated as of January 10, 2023, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: January 10, 2023

FREEBIRD PARTNERS LP

By Freebird Investments LLC, its general partner

By:	/s/ Curtis Huff
Curtis Huff, Chairman and President

FREEBIRD INVESTMENTS LLC

By:	/s/ Curtis Huff
Curtis Huff, Chairman and President

CURTIS HUFF

/s/ Curtis Huff